Exhibit 21.1

List of Subsidiaries

Entity

Jurisdiction

Artificial Life Asia Ltd.

Hong Kong

Artificial Life Ventures, Inc.

Delaware

Artificial Life USA, Inc.

Delaware

Artificial Life Mobile Computing, Inc.

Delaware

Artificial Life Europe GmbH

Germany

Artificial Life Japan Ltd.

Japan

Artificial Life Investments, Ltd.

Cayman Islands

Green Cortex, Inc.

British Virgin Islands